EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

(Dollars in millions)	2008	2007

Income from continuing operations before income taxes (1)	$3,194	$2,581

Add: Fixed charges, excluding capitalized interest	486	370

Income as adjusted before income taxes	$3,860	$2,951

Fixed charges:
Interest expense	$384	$261
Capitalized interest	3	8
Portion of rental expense representative of interest	102	109

Total fixed charges	$489	$378

Ratio of income from continuing operations to fixed charges	7.53	7.81

(1)   Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
	Global	Global
	Technology	Business	Systems and		Global	Total
(Dollars in millions)	Services	Services	Technology	Software	Financing	Segments
For the Three Months Ended March 31, 2008:

External revenue	$9,677	$4,911	$4,219	$4,847	$633	$24,286
Internal revenue	388	258	195	667	386	1,894
Total revenue	$10,065	$5,169	$4,414	$5,514	$1,019	$26,180
Pre-tax income	$988	$579	$145	$1,267	$388	$3,368

Revenue year-to-year change	15.9%	15.3%	(7.8)%	14.0%	5.8%	10.2%
Pre-tax income year-to-year change	45.1%	23.4%	50.7%	22.3%	3.9%	26.8%
Pre-tax income margin	9.8%	11.2%	3.3%	23.0%	38.1%	12.9%

For the Three Months Ended March 31, 2007:

External revenue	$8,258	$4,183	$4,520	$4,251	$614	$21,826
Internal revenue	425	301	267	585	349	1,927
Total revenue	$8,683	$4,485	$4,787	$4,836	$963	$23,753
Pre-tax income	$681	$470	$96	$1,036	$374	$2,657

Pre-tax income margin	7.8%	10.5%	2.0%	21.4%	38.8%	11.2%

Reconciliations to IBM as Reported:

					For the Three	For the Three
					Months Ended	Months Ended
(Dollars in millions)					March 31, 2008	March 31, 2007
Revenue:
Total reportable segments					$26,180	$23,753
Eliminations/other					(1,679)	(1,724)
Total IBM Consolidated					$24,502	$22,029

Pre-tax income:
Total reportable segments					$3,368	$2,657
Eliminations/other					(170)	(78)
Total IBM Consolidated					$3,198	$2,579

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